Exhibit 99.2

FOR IMMEDIATE RELEASE
Contact: Paul Caminiti/Brandy Bergman/Carrie Bloom
Citigate Sard Verbinnen
212/687 – 8080
VECTOR GROUP COMPLETES ACQUISITION OF NEW VALLEY CORPORATION

MIAMI, FL, December 13, 2005 — Vector Group Ltd. (NYSE: VGR) announced today that it has completed its previously announced acquisition of New Valley Corporation (NASDAQ: NVAL) by way of a short-form merger. New Valley is now a wholly-owned subsidiary of Vector Group.
In the merger, each outstanding common share of New Valley, other than common shares owned by Vector Group, was converted into the right to receive 0.54 shares of Vector Group common stock, subject to the rights of New Valley’s remaining stockholders to seek appraisal under Delaware law. The short-form merger allowed Vector Group to acquire the remaining common shares of New Valley that were not tendered into Vector Group’s exchange offer. The merger consideration is the same as paid per common share of New Valley in the exchange offer. Vector Group issued approximately 5.1 million shares of common stock in the exchange offer and short-form merger.
Vector Group accepted for exchange 8,194,597 New Valley common shares pursuant to its exchange offer for all outstanding common shares of New Valley. Vector Group’s exchange offer for New Valley expired at 5:00 p.m. New York City time on Friday, December 9, 2005.
About Vector Group Ltd.
Vector Group is a holding company that indirectly owns Liggett Group Inc., Vector Tobacco Inc. and a controlling interest in New Valley Corporation. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
This news release contains certain forward-looking statements about future business transactions involving Vector and New Valley. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. The statements are based upon Vector’s current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Actual results could differ materially from what is expressed or forecasted in this news release. Those risk factors are discussed in the Vector and New Valley Annual Reports on Form 10-K and subsequent reports that have been filed by the companies with the SEC.
# # #